EX-16(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to reference to us under the heading "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information of this Registration Statement on Form N-14 of Nationwide Global Equity Fund and Nationwide High Yield Bond Fund.

PricewaterhouseCoopers LLP

Philadelphia, PA
July 9, 2012